Exhibit (j)





            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------


We hereby consent to the incorporation by reference in this Registration Statement of DWS Value Equity Trust (formerly Value Equity Trust) on Form N-1A ("Registration Statement") of our report dated September 26, 2006 relating to the financial statements and financial highlights which appears in the July 31, 2006 Annual Report to Shareholders of DWS Equity Income Fund (formerly Scudder Tax Advantaged Dividend Fund), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Financial Statements" and "Independent Registered Public Accounting Firm and Reports to Shareholders" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP
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Boston, Massachusetts
November 28, 2006